Exhibit 10.3

MCEWEN MINING INC.

2024 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement (“Agreement”) is made and entered into as of the date specified in Exhibit A and referred to as (“Grant Date”) between McEwen Mining Inc., a Colorado corporation (“McEwen”), and the below named Participant.

McEwen and Participant agree as follows:

1.	Precedence of Plan. This Agreement is subject to and will be construed in accordance with the terms and conditions of the McEwen Mining Inc. 2024 Equity and Incentive Plan (the “Plan”), as now or hereinafter in effect. Any capitalized terms used in this Agreement without being defined and that are defined in the Plan will have the meaning specified in the Plan. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the terms and conditions of the Plan shall govern.

2.	Grant of Restricted Stock Award. Participant is hereby granted a Restricted Stock Award for the number of shares of Common Stock (the “Shares”) as listed in the Notice of Restricted Stock Award, attached hereto as Exhibit A. The Shares are subject to the restrictions described in this Agreement during the period between the Grant Date and the date on which such Shares become Vested Shares (as defined below) in accordance with the terms of Section 3 below (the “Restricted Period”).

3.	Vesting.

a.	Time Vesting. The Shares subject to this Restricted Stock Award shall vest, and the Restricted Period for the Shares shall lapse (Shares granted pursuant to this Restricted Stock Award with respect to which the Restricted Period has lapsed being referred to herein as “Vested Shares”) and become non-forfeitable with respect to the specified percentage of Vested Shares as set forth in the vesting schedule included in Participant’s Notice of Restricted Stock Award, attached as hereto as Exhibit A.

b.	Death or Disability of Participant. If Participant’s Continuous Service is terminated due to death or Disability prior to the lapsing of the Restricted Period, a percentage of the Shares that are unvested as of the date of such termination of Participant’s Continuous Service will become Vested Shares as of the date of such termination of Continuous Service. In the case of termination due to death or Disability, the percentage of the unvested Shares that will become Vested Shares as of the date of Participant’s termination of Continuous Service will be equal to (1) divided by (2), where (1) equals the full number of months of Continuous Service of Participant from the Grant Date to the date of Participant’s termination of Continuous Service and (2) equals total number of months from the Grant Date to latest vesting date set forth in the vesting schedule included in Participant’s Notice of Restricted Stock Award, attached as hereto as Exhibit A.

c.	Occurrence of a Change in Control. As provided in the Plan, if the Company undergoes a Change in Control, the Restricted Stock Award may be assumed or substituted with substantially equivalent awards by the acquiring or succeeding corporation in the Committee’s discretion. To the extent the Restricted Stock Award is not assumed by the acquiring or succeeding corporation, the Committee may provide that (1) the Restricted Period will lapse and the Restricted Stock Award will vest in whole or in part prior to or upon the date of the effective date of the Change in Control, or (2) that the Restricted Stock Award will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of Participant’s rights as of the effective date of the Change in Control (and if as of the effective date of the Change in Control the Committee determines in good faith and McEwen’s outside accounting firm confirms that no amount would have been attained upon the realization of Participant’s rights, then such Restricted Stock Award may be terminated by McEwen without payment).

4.	Forfeiture.

a.	Forfeiture. Except as provided in paragraphs b and c of Section 3 above, in the event that Participant’s Continuous Service terminates during the Restricted Period, all of the Shares which are not Vested Shares as of the date of Participant’s termination will be forfeited to McEwen as of the date of Participant’s termination of Continuous Service and Participant shall have no further rights with respect to such unvested Shares.

b.	Clawback. Every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company, whether now or hereafter in effect. By accepting this Restricted Stock Award, Participant agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

5.	Stock Register and Certificates. Until such time as the Restricted Period with respect to any Shares lapses such that the Shares become Vested Shares, McEwen will cause the transfer agent for McEwen’s shares of Stock to make a book entry record showing ownership for the Shares in Participant’s name subject to the terms and conditions of this Agreement.

6.	Rights with Respect to Restricted Shares. From the Grant Date, Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the Shares by the Company shall be deferred and reinvested in Shares of Restricted Stock based on the Fair Market Value of a share of Common Stock on the date such dividend or distribution is paid or made (provided that no fractional shares of Common Stock will be issued), and the additional Shares of Restricted Stock thus acquired shall be subject to the same Restricted Period, restrictions on transfer, forfeiture and vesting schedule as the Restricted Stock in respect of which such dividends or distributions were made. Shares which have not become Vested Shares may not be transferred or assigned by Participant or by operation of law, other than by will or by the laws of descent and distribution.

7.	Delivery of Stock. Upon the expiration of the Restricted Period pursuant to which any Shares become Vested Shares, McEwen will notify the transfer agent for McEwen’s shares of Common Stock to make a book entry record of such expiration of the Restricted Period with respect to such Shares (to the nearest full share) and (if applicable) deliver any cash dividends to Particiant and transfer to Participant, in book entry form, any stock dividends credited to Participant’s account with respect to such Shares of Restricted Stock subject to the terms and conditions of this Agreement.

8.	Withholding. Notwithstanding any contrary provision of this Agreement, the Vested Shares will not be delivered to Participant unless and until satisfactory arrangements (as determined by McEwen) have been made by Participant with respect to the payment of any income and employment taxes the Company determines must be withheld with respect to such Vested Shares. McEwen, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part in cash, by certified or bank cashier’s check, or any other form of legal payment permitted by the Company. The Company has the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Vested Shares otherwise are scheduled to vest, Participant will permanently forfeit such shares.

9.	Section 83(b). Participant understands Participant may elect to be taxed at the time the Shares are awarded under this Restricted Stock Award rather than when such Shares vest and the Restricted Period lapses by filing an election under Section 83(b) of the Code with the IRS in substantially the form attached hereto as Exhibit B, within 30 days from the Grant Date. Participant will be responsible for all taxes associated with the acceptance of the Restricted Stock Award, including any tax liability associated with the representation of fair market value if the election is made pursuant to Section 83(b). PARTICIPANT (AND NOT THE COMPANY OR ANY OF ITS AGENTS) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING THE 83(b) ELECTION FORM, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS AGENTS TO MAKE THIS FILING ON PARTICIPANT’S BEHALF. THE 83(b) ELECTION FORM MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS AFTER THE GRANT DATE OF THIS RESTRICTED STOCK AWARD.

10.	General Provisions.

a.	Tax Advisor Consultation. Participant represents Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

b.	Data Privacy. In order to administer the Plan, the Company may process personal data about Participant. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about Participant such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Participant gives explicit consent to the Company to process any such personal data.

c.	Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Participant agrees that the Company may deliver the Plan prospectus and McEwen’s annual report to Participant in an electronic format. If at any time Participant would prefer to receive paper copies of these documents, as Participant is entitled to, please contact McEwen Mining Inc., General Counsel at 1.866.441.0690 to request paper copies of these documents.

d.	Fractions. To the extent that a fractional number of Shares vest or that the Company is obligated to issue a fractional number of Shares, such number will be rounded down to the nearest whole share number.

e.	Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and will be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

f.	Legends. Shares of Stock subject to restrictions under this Agreement awarded under the Plan will bear a legend in such form as the Company deems appropriate.

g.	Not an Employment or Service Contract. This Agreement is not an employment or service contract and nothing in this Agreement may be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the service of the Company or of the Company to continue Participant in the service of the Company.

h.	Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

i.	Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement will be made by the Company, and all such interpretations, constructions and determinations will be final and conclusive as to all parties. This Agreement, as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which will be deemed to be one and the same instrument, and it is sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement in any way.

j.	Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto will be governed by and construed in accordance with the laws of the State of Colorado. The parties agree that any action brought by either party to interpret or enforce any provision of the Plan or this Agreement must be brought in the state or federal court located in the City and County of Denver, Colorado, and the parties irrevocably submit to the exclusive jurisdiction of that court for any action, suit or proceeding, and hereby waive any right to contest such jurisdiction or change such venue on any grounds.

k.	Successors. This Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

l.	Further Documents. Upon request of the Company, Participant shall execute any further documents or instruments which the Company deems necessary or reasonably desirable to carry out the purposes or intent of this Agreement.

m.	Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, McEwen, by a duly authorized officer of McEwen, and Participant have executed this Agreement effective as of the Grant Date as stated in Exhibit A.

McEwen Mining Inc.

By:
Title:	Officer	Participant Signature

EXHIBIT A

NOTICE OF RESTRICTED STOCK AWARD

Participant Name:	[Participant Name]
Plan Name:	McEwen Mining Inc. 2024 Equity and Incentive Plan
Number of Shares Awarded:	[Number of Awards Granted]
Grant Date:	[ ]
Fair Market Value:	$[ ]
Vesting Schedule:	Please refer to Appendix C: Vesting Schedule

EXHIBIT B

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME
PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE

This election form is to be filed with the IRS Service Center with which the Participant files his or her return. It should be mailed “Certified Mail” and postmarked by the post office to establish proof of timely filing. Timely filing requires such mailing to occur within thirty (30) days following the date of the grant. One copy must be provided to the Company. Participant may also wish to determine the relevant state tax procedure for the state in which Participant resides.

Pursuant to the Restricted Stock Grant Agreement (“Agreement”) entered into by and between the undersigned Participant and, a Colorado corporation (the “Company”), as of ___________________ [DATE], Participant has acquired _______ shares of Common Stock of the Company (the “Shares”) which are subject to a substantial risk of forfeiture under the Agreement. Participant desires to make an election to have the Shares taxed under the provisions of Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time Participant acquired the Shares.

Therefore, pursuant to Code Section 83(b) and Treasury Regulation Section 1.83-2, Participant hereby makes an election to report as taxable income in _____ [YEAR], the Shares’ fair market value on ___________________ [DATE], the date on which Participant acquired the Shares (or any subsequent date that may be determined to be the date of transfer for purposes of the Code).

The following information is supplied in accordance with Treasury Regulation Section 1.83-2(e):

1.	The name, address and social security number of Participant:

2.	A description of the property with respect to which the election is being made:

Shares of Common Stock of ____________, a Colorado corporation.

3.	The date on which the property was transferred: __________________________.

The taxable year for which such election is made: Calendar Year ______________

4.	The restrictions to which the property is subject:

The Shares are subject to forfeiture to the Company for no consideration should Participant’s employment or continuous service with the Company terminate or should other specified events occur. Shares vest only upon the passage of time or the occurrence of specific events, including the Participant’s death, disability, termination of employment or continuous service with the Company and upon the occurrence of a change in control of the Company. Upon any transfer of the Shares by the Participant, the Shares will be subject to the same restrictions.

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5.	The fair market value on ________________ [DATE], of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $_____________.

6.	The amount paid for such property: $_____________.

7.	A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations Section 1.83-2(e)(7).

Signature:

Printed Name:

Date:

cc: Human Resources Department

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APPENDIX C
VESTING SCHEDULE

Date*	Quantity of Vested Shares
[# of RSAs/3]
[# of RSAs/3]
[# of RSAs/3]

*The lapse of the Restricted Period and the vesting of any Shares granted under this Restricted Stock Award require that Participant has remained in Continuous Service from the Grant Date through the applicable vesting date

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